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                                                                    EXHIBIT 12.1

                           EL PASO ENERGY CORPORATION

                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

                                                     FOR THE SIX MONTHS
                                                       ENDED JUNE 30,             FOR THE YEAR ENDED DECEMBER 31,
                                                    ---------------------      ------------------------------------
                                                        1999      1998         1998    1997    1996    1995    1994
                                                        ----      ----         ----    ----    ----    ----    ----
                                                                                            HISTORICAL
                                                                              -------------------------------------
                                                                        (DOLLARS IN MILLIONS)
Earnings
  Income from continuing operations...............    $  76    $ 113          $ 225   $ 186   $  38   $  85   $  90
  Income tax expense .............................       45       62            127     129      25      48      58
  Minority interest...............................       12       12             25      25       2       0       0
                                                      -----    -----          -----   -----   -----   -----   -----
  Income from continuing operations
     before income taxes, minority interest, and
     cumulative effect of accounting change, net
     of income taxes .............................      133      187            377     340      65     133     148
  Interest and debt expense.......................      160      119            262     218     100      85      76
  Interest component of rentals...................        4        5              9       7       5       3       3
  Distributions in excess of earnings on equity
     investments (undistributed earnings on
     equity investments)..........................      (32)     (13)            (28)     --      --      --      --
                                                      -----    -----          -----   -----   -----   -----   -----
            Total earnings available for
            fixed charges.........................    $ 265    $ 298          $ 620   $ 565   $ 170   $ 221   $ 227
                                                      =====    =====          =====   =====   =====   =====   =====
Fixed charges
  Interest and debt expense.......................    $ 160    $ 120          $ 262   $ 218   $ 100   $  85   $  76
  Interest components of rentals..................        4        5              9       7       5       3       3
                                                      -----    -----          -----   -----   -----   -----   -----
  Fixed charges excluding preferred stock
     dividend requirement.........................      164      125            271     225     105      88      79
  Preferred stock dividend requirements...........       19       18             37      25       2      --      --
                                                      -----    -----          -----   -----   -----   -----   -----
            Total fixed charges...................    $ 185    $ 143          $ 308   $ 250   $ 107   $  88   $  79
                                                      =====    =====          =====   =====   =====   =====   =====
Ratio of Earnings to Fixed Charges(1).............     1.45     2.08           2.01    2.26    1.59    2.51    2.87
                                                      =====    =====          =====   =====   =====   =====   =====

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(1)  The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso Energy has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

     For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, and pretax preferred stock dividend requirements; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense (exclusive of interest on rate refunds), amortization of debt costs, the portion of rental expense representing the interest factor, the actual amount of any preferred stock dividend requirements, adjusted to reflect actual distributions from equity investments, and, for the three months ended March 31, 1999, the cumulative effect of accounting change, net of income taxes.